================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JANUARY 7, 2004

                               AROTECH CORPORATION
             (Exact name of registrant as specified in its charter)


          DELAWARE                   0-23336             95-4302784
(State or other jurisdiction       (Commission          (IRS Employer
     of incorporation)             File Number)       Identification No.)

  632 BROADWAY, SUITE 1200, NEW YORK, NEW YORK             10012
    (Address of Principal Executive Offices)            (Zip Code)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (646) 654-2107

          (Former name or former address, if changed since last report)



================================================================================

         On January 9, 2004, Arotech Corporation (the "Registrant") filed a Current Report on Form 8-K relating to, inter alia, its acquisition of FAAC Incorporated, in which the Registrant indicated its intention to submit the financial statements and pro forma financial information prescribed by Rule 3-05 of Regulation S-X and Article 11 of Regulation S-X, respectively, not later than 60 days from the date thereof in accordance with Subsection (a)(4) of Item 7 of the General Instructions for the Current Report on Form 8-K. This Amendment to that Current Report is being filed to provide that financial information.

         The Registrant hereby amends its Current Report on Form 8-K filed with the SEC on January 9, 2004 by deleting Item 7 in its entirety, and substituting in place and stead thereof a new Item 7, as follows:

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)  Financial Statements of Businesses Acquired

     (i) Balance sheet of FAAC Incorporated as of December 31, 2003 and December 31, 2002 and the related statements of profit, changes in shareholders' equity and cash flows for the years ended December 31, 2003 and December 31, 2002

(b)  Pro Forma Condensed Combined Financial Information

     (i) Unaudited pro forma condensed combined balance sheets as of December 31, 2003

     (ii) Unaudited pro forma condensed combined statement of operation for the year ended December 31, 2003

(c)  Exhibits - The following documents are filed as exhibits to this report:

  EXHIBIT
  NUMBER                   DESCRIPTION
  -------                  -----------
    2.1*   Stock Purchase and Sale Agreement dated January 7, 2004
    4.1*   Securities Purchase Agreement dated January 7, 2004
    4.2*   Registration Rights Agreement dated January 7, 2004
    4.3*   Form of Warrant
    5.1*   Legal Opinion of Lowenstein Sandler PC
   23.1    Consent of Plante & Moran, PLLC
   99.1*   Press release dated January 8, 2004
   99.2*   Press release dated January 8, 2004

-----------------------
*Previously filed

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        AROTECH CORPORATION
                                           (REGISTRANT)

                                        By: /s/ Robert S. Ehrlich
                                            -----------------------------------
                                            Name: Robert S. Ehrlich
                                            Title: Chairman, President and CEO

Dated: March 9, 2004

                                 EXHIBIT INDEX

         The following exhibits are filed with the Current Report on Form 8-K/A.

  EXHIBIT
  NUMBER                   DESCRIPTION
  -------                  -----------
   23.1         Consent of Plante & Moran, PLLC

                                                                    ITEM 7(a)(i)






                                FAAC INCORPORATED

-------------------------------------------------------------------------------

                                FINANCIAL REPORT

                                DECEMBER 31, 2003

FAAC INCORPORATED
--------------------------------------------------------------------------------
                                                                       CONTENTS

REPORT LETTER                                                               1


FINANCIAL STATEMENTS

    Balance Sheet                                                           2

    Statement of Income                                                     3

    Statement of Changes in Stockholders' Equity                            4

    Statement of Cash Flows                                                 5

    Notes to Financial Statements                                          6-13

                                                            PLANTS & MORAN, PLLC
                                                                       Suite 200
                                                                 350 S. Main St.
[PLANT MORAN LOGO]                                           Ann Arbor, MI 48104
                                                               Tel: 734.655.0664
                                                               Fax: 734.665.0664
                                                                 plantemoran.com


                          Independent Auditor's Report

To the Directors and Stockholders
FAAC Incorporated

We have  audited  the  accompanying  balance  sheet of FAAC  Incorporated  as of
December 31, 2003 and 2002 and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FAAC Incorporated at December 31, 2003 and 2002 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                                                /s/ Plante & Moran, PLLC

February 6, 2004

FAAC INCORPORATED
-------------------------------------------------------------------------------------------------------------

                                                                                         BALANCE SHEET

                                                                                          December 31
                                                                                  ---------------------------
                                                                                     2003             2002
                                                                                  ----------       ----------
                                  ASSETS

Current Assets
         Cash                                                                     $    2,250       $    1,844
         Restricted cash equivalent (Note 11)                                             --          153,241
         Advances to stockholders                                                    177,550               --
         Accounts receivable - Trade                                               2,156,615        2,418,415
         Costs and estimated  earnings in excess of billings on uncompleted
           contracts (Note 2)                                                      1,300,388          692,313
         Current portion of note receivable (Note 8)                                 108,040          126,896
         Current portion of net investment in sales-type leases (Note 3)             198,076          146,446
         Inventory                                                                   347,479          188,703
         Prepaid expenses                                                             48,632           13,973
         Other current assets                                                         14,347           34,942
                                                                                  ----------       ----------
                           TOTAL CURRENT ASSETS                                    4,353,377        3,776,773

PROPERTY AND EQUIPMENT - Net (Note 5)                                                263,669          405,909
NET RECEIVABLE - Net of current portion (Note 8)                                     394,541           24,962
NET INVESTMENT IN SALES-TYPE LEASES - Net of current portion (Note 3)                401,666               --
DEPOSITS                                                                             271,330               --
                                                                                  ----------       ----------
                               TOTAL ASSETS                                       $5,684,583       $4,207,644
                                                                                  ==========       ==========

                   LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

         Checks written in advance of deposits                                    $   25,971       $       --
         Note payable - Bank (Note 4)                                                383,000               --
         Accounts payable                                                            617,380          452,090
         Billings in excess of costs and estimated earnings on uncompleted
           contracts (Note 2)                                                        612,202          172,944
         Warranty reserve                                                            403,692          423,208
         Accrued payroll and payroll taxes                                           216,466          334,227
         Accrued vacation pay                                                         63,080           68,984
         Accrued stockholder distributions                                           400,000               --
         Other accrued expenses                                                       49,052          134,824
                                                                                  ----------       ----------
                         Total current liabilities                                 2,770,843        1,586,277

Stockholders' Equity
         Common stock - $.01 par value

                  Authorized - 10,000 shares

                  Issued and outstanding - 667 shares                                      7                7
         Additional paid-in-capital                                                   85,403           85,403
         Retained earnings                                                         2,828,330        2,535,957
                                                                                  ----------       ----------
                        Total stockholders' equity                                 2,913,740        2,621,367
                                                                                  ----------       ----------
                Total liabilities and stockholders' equity                        $5,684,583       $4,207,644
                                                                                  ==========       ==========


See notes to Financial statements                         2

FAAC INCORPORATED
--------------------------------------------------------------------------------


                                                             STATEMENT OF INCOME

                                      YEAR ENDED DECEMBER 31
                                   ----------------------------
                                       2003            2002
                                   ------------    ------------
Sales                              $  9,885,627    $ 15,179,529

Cost of Sales                         6,347,425       8,899,920
                                   ------------    ------------
Gross Profit                          3,538,202       6,279,609


Operating Expenses

      Research and development          453,542         236,122

      Selling and marketing           1,175,393       1,265,740

      General and administrative        245,659       1,746,082

      Bad debt expense                       --       1,094,025
                                   ------------    ------------
Total operating expenses              1,874,594       4,341,969
                                   ------------    ------------


Operating Income                      1,663,608       1,937,640

Other Expenses - Net                    (51,235)        (99,376)
                                   ------------    ------------
Net Income                         $  1,612,373    $  1,838,264
                                   ============    ============


See notes to Financial statements                         3

FAAC INCORPORATED
-------------------------------------------------------------------------------------------------------------------


                                                                       STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                         Additional                               Total
                                                          Paid-in            Retained         Stockholders'
                                       Common Stock       Capital            Earnings             Equity
                                       --------------  ---------------   -----------------   ----------------
BALANCE  - January 1, 2002 (unaudited)        $ 7         $ 85,403          $1,538,693         $1,624,103
Net income                                     --               --           1,838,264          1,838,264
Distribution to shareholders                   --               --            (841,000)          (841,000)
                                       --------------  ---------------   -----------------   ----------------
BALANCE - December 31, 2002                     7           85,403           2,535,957          2,621,367
Net Income                                     --               --           1,612,373          1,612,373
Distribution to stockholders                   --               --          (1,320,000)        (1,320,000)
                                       --------------  ---------------   -----------------   ----------------
BALANCE - December 31, 2003                   $ 7         $ 85,403         $ 2,828,330        $ 2,913,740
                                       ==============  ===============   =================   ================


See notes to Financial statements                         4

FAAC INCORPORATED
--------------------------------------------------------------------------------------------------------------------------


                                                                                                   STATEMENT OF CASH FLOWS

                                                                                               Year Ended December 31
                                                                                                2003            2002
                                                                                           ---------------  --------------
Cash Flows from Operating Activities
         Net Income                                                                          $ 1,612,373      $ 1,838,264
         Adjustments to reconcile net income to net cash from operating activities:
         Depreciation                                                                            176,390          259,001
         Inventory sold on installment note receivable                                          (472,500)              --
         Inventory sold under sales-type leases                                                 (465,382)        (196,446)
         Payments received on inventory sold under sales-type leases                              12,086           50,000
         Bad debt expense                                                                             --        1,094,025
         (Increase) decrease in assets:
         Accounts receivable - Trade                                                             261,800         (496,368)
         Costs and estimated earnings in excess of billings on uncompleted contracts            (608,075)         724,301
         Inventory                                                                               (36,999)         227,654
         Prepaid expenses                                                                        (34,659)          (2,768)
         Other current assets                                                                     20,595           54,781
         Deposits                                                                               (271,330)              --
         Increase (decrease) in liabilities:
         Accounts payable                                                                        165,290         (576,781)
         Billings in excess of costs and estimated earnings on uncompleted contracts             439,258       (1,662,622)
         Accrued liabilities                                                                    (228,953)         152,211
                                                                                           ---------------  --------------
Net cash provided by operating activities                                                        569,894        1,465,252

Cash Flows from Investing Activities
         Issuance of notes receivable                                                                 --         (177,207)
         Payments on notes receivable                                                                 --           43,142
         Advances to stockholders                                                               (177,550)              --
         Redemption (purchase) of restricted cash equivalent                                     153,241         (153,241)
         Purchase of property and equipment                                                     (116,831)        (177,599)
         Proceeds from sale of property and equipment                                             82,681          122,465
                                                                                           ---------------  --------------
Net cash used in investing activities                                                            (58,459)        (342,440)

Cash Flows from Financing Activities
         Checks written in advance of deposits                                                    25,971               --
         Net proceeds from (payments on) note payable - Bank                                     383,000         (300,000)
         Distribution to stockholders                                                           (920,000)        (841,000)
                                                                                           ---------------  --------------

Net cash used in financing activities                                                           (511,029)      (1,141,000)
                                                                                           ---------------  --------------

Net Increase (Decrease) in Cash                                                                      406          (18,188)
Cash - beginning of year                                                                           1,844           20,032
                                                                                           ---------------  --------------
Cash - End of year                                                                               $ 2,250          $ 1,844
                                                                                           ===============  ==============

Supplemental Cash Flow Information - Cash paid for interest                                      $ 4,260         $ 41,505
                                                                                           ===============  ==============


See notes to Financial statements                         5

FAAC INCORPORATED
--------------------------------------------------------------------------------
                                                 NOTES TO FINANCIAL STATEMENTS
                                                  DECEMBER 31, 2003 AND 2002


NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

          FAAC Incorporated (the "Company") provides contract research and development services for the development of computerized simulation systems primarily for weapons employment and training applications. Substantially all of these sales are to the United States government or their prime contractors. A significant portion of the Company's sales is also derived from the manufacture of modularly designed driver training simulators for sale to government or commercial customers.

          REVENUE FROM CONTRACTS - Revenue from major development contracts and from modularly designed driver training simulators is recorded on the basis of the Company's estimates of the percentage of completion of individual contracts. That portion of the total contract price is accrued as earned revenue, which, on the basis of the Company's estimates, bears the same ratio as the ratio of costs incurred bears to estimated total costs to be incurred. Revenue from minor contracts and repair and maintenance work is recognized upon completion. Due to uncertainties inherent in the estimation process, it is at least reasonably possible that, in the near term, actual completion costs will materially differ from the estimated completion costs.

          At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is accrued and charged to cost of sales.

          TRADE ACCOUNTS RECEIVABLE - Trade accounts receivable are stated at net invoice amounts. An allowance for doubtful accounts is established based on a specific assessment of all invoices that remain unpaid following normal customer payment periods. All amounts deemed to be uncollectible are charged against the allowance for doubtful accounts in the period that determination is made. As of December 31, 2003 and 2002, the Company has not recorded an allowance for doubtful accounts because it is the opinion of management that all receivables are collectible in full. Substantially all of the Company's accounts receivable are due from the United States government and other local government agencies.

          INVENTORIES - Inventories consist of materials inventory and are stated at the lower of cost, determined by the first-in, first-out method, or market.

          PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost. The Company primarily uses the straight-line method of depreciation over the estimated useful life of the asset. Costs of maintenance and repairs are charged to expense when incurred.

FAAC INCORPORATED
--------------------------------------------------------------------------------
                                                 NOTES TO FINANCIAL STATEMENTS
                                                  DECEMBER 31, 2003 AND 2002


NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          INCOME TAXES - The Company has elected to have its income taxed directly to its stockholders in accordance with provisions of the Internal Revenue Code of 1986, as amended (S Corporations). Accordingly, no federal income tax expense has been recorded for the years ended December 31, 2003 and 2002.

          LEASING ARRANGEMENTS - The Company's leasing operations consist of leasing equipment under sales-type leases expiring in 2007 and 2008.

          WARRANTIES - The Company provides unconditional repair and replacement warranties on its products. The Company recognizes warranty obligations at the time products are sold based on historical rates of warranty claims and estimated current costs of repair or replacement. The financial statements include liabilities of $403,692 and $423,208 as of December 31, 2003, 2002, respectively, for estimated warranty obligations. Following is a reconciliation of the Company's aggregate warranty obligation as of December 31:

          Balance - January 1, 2002 (unaudited)                     $83,381

          Warranty claims during 2002                              (519,873)

          Warranty obligations recognized during 2002               859,700
                                                                ---------------

          Balance - January 1, 2003                                 423,208

          Warranty claims during 2003                              (386,294)

          Warranty obligations recognized during 2003               366,778
                                                                ---------------
          Balance - December 31, 2003                             $ 403,692
                                                                ===============

          INVESTMENTS - Investments in companies in which the Company has a 20 percent to 50 percent interest are carried at cost, adjusted for the Company's proportionate share of their undistributed earnings or losses.

FAAC INCORPORATED
--------------------------------------------------------------------------------
                                                   NOTES TO FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 1 -  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          CHECKS WRITTEN IN ADVANCE OF DEPOSITS - The Company issued checks in excess of the recorded bank balance as a method of cash management. As a result, the recorded book balance reflects a negative cash balance although the bank balance remains positive.

          USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

          RECLASSIFICATIONS - Certain reclassifications have been made to the 2002 financial statements to conform to those classifications used in 2003. These reclassifications had no effect on net income or working capital as previously reported.

NOTE 2 -  REVENUE FROM CONTRACTS

          Information with respect to uncompleted major development contracts as of December 31 is as follows:


                                                                                   2003                     2002
                                                                            -------------------     ---------------------
Costs incurred on uncompleted contracts                                         $ 5,630,285               $ 3,600,231
Estimated profits thereon                                                           642,378                   341,977
                                                                            -------------------     ---------------------
Total earned revenue                                                              6,272,663                 3,942,208

Less partial billings applicable                                                 (5,584,477)               (3,422,839)
                                                                            -------------------     ---------------------

         Net costs and estimated earnings in excess of billings on
         billings on uncompleted contacts                                       $   688,186                 $ 519,369
                                                                            -------------------     ---------------------
Balance sheet classification:

         Costs and estimated  earnings in excess of billings on uncompleted
         contracts                                                              $ 1,300,388                 $ 692,313
         Billings in excess of costs and estimated  earnings on uncompleted
         contracts                                                                 (612,202)                 (172,944)
                                                                            -------------------     ---------------------
Net costs and  estimated  earnings  in excess of  billings  on  uncompleted
contracts                                                                       $   688,186                 $ 519,369
                                                                            ===================     =====================

FAAC INCORPORATED
--------------------------------------------------------------------------------
                                                   NOTES TO FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 3 -  NET INVESTMENT IN SALES-TYPE LEASES

          The following lists the components of the net investment in sales-type leases as of December 31:

                                                                    2003                   2002
                                                              ------------------    -------------------
          Total minimum lease payments to be received               $ 634,856             $ 434,375
          Less allowance for uncollectibles                                --              (229,677)
          Less unearned income                                        (35,114)              (58,252)
                                                              ------------------    -------------------

          Net investment in sales-type leases                       $ 599,742             $ 146,446
                                                              ==================    ===================


          Minimum lease payments do not include contingent rentals that may be received because of use of the equipment in excess of specified amounts. There were no contingent rentals received during 2003 or 2002.

          Future minimum lease payments to be received are as follows:

                   Years Ending December 31                                     Amount
           --------------------------------------------------------------------------------------------
                             2004                                               $ 198,076
                             2005                                                 131,875
                             2006                                                 131,875
                             2007                                                 107,916
                             2008                                                  30,000
                                                                     ----------------------------------
                                                                                $ 599,742
                                                                     ==================================

NOTE 4 -  NOTE PAYABLE - BANK

          The Company has available a $3,000,000 line of credit with a bank, bearing interest at .25 percent above the bank's prime rate (4.25 percent at December 31, 2003) December 31, 2003, and collateralized by substantially all assets of the Company. There was an outstanding balance of $383,000 due on this line of credit as of December 31, 2003. There was no outstanding balance due on this line of credit as of December 31, 2002.

          The Company is subject to various affirmative and reporting covenants with respect to this line of credit.

          Interest expense totaled approximately $3,200 and $33,500 for the years ended December 31, 2003 and 2002, respectively.

FAAC INCORPORATED
--------------------------------------------------------------------------------
                                                   NOTES TO FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 5 - PROPERTY AND EQUIPMENT

               The asset groups as of December 31 are as follows:

                                                                    2003                 2002
                                                               ----------------     ----------------
               Furniture and fixtures                              $ 204,275            $ 203,067
               Computer equipment                                  1,714,940            1,705,438
               Leasehold improvements                                 79,461               79,461
                                                               ----------------     ----------------

                                         Total Cost                1,998,676            1,987,966

               Less accumulated depreciation                       1,735,007            1,582,057
                                                               ----------------     ----------------

                                    Net carrying amount             $263,669             $405,909
                                                               ================     ================


          Depreciation expense totaled $176,390 and $259,001 for the years ended December 31, 2003 and 2002, respectively.

NOTE 6 - LEASE AGREEMENT

          The Company leases its facility under an operating lease. The lease agreement, which expires in January 2005, calls for monthly rental payments of $23,617.

          The future minimum annual lease payments are as follows:

                       Years Ending December 31               Amount
               -----------------------------------------------------------------
                                 2004                         $ 283,404
                                 2005                            23,617
                                                     ---------------------------
                                Total                         $ 307,021
                                                     ===========================


          Lease expense totaled approximately $258,000 and $277,000 for the years ended December 31, 2003 and 2002, respectively.

FAAC INCORPORATED
--------------------------------------------------------------------------------
                                                  NOTES TO FINANCIAL STATEMENTS
                                                   DECEMBER 31, 2003 AND 2002

NOTE 7 - 401(K) DEFERRED COMPENSATION PLAN

          The Company has a 401(k) deferred compensation plan covering substantially all of its employees. Employees are eligible for the plan after providing one year of service. The Company matches 50 cents for each dollar contributed, limited to contributions by the participant of 6 percent of eligible compensation. The Company may also elect to make a discretionary profit-sharing contribution to the 401(k) plan. Contributions under the plan totaled approximately $89,000 and $85,000 00 for the years ended December 31, 2003 and 2002, respectively.

NOTE 8 - NOTES RECEIVABLE

          Notes receivable at December 31 consist of the following:

                                                              2003        2002
                                                          ----------- ----------


          Note receivable from a company related to the
          Company  through  common  ownership,  bearing
          interest  at  a  bank's  prime  rate  plus  1
          percent,  payable in 48 monthly  installments
          of $10,881,  including  interest,  commencing
          February  2004,  collateralized  by  specific
          equipment                                       $   472,500  $     --

          Note  receivable  from  a  limited  liability
          company,  bearing  interest at a bank's prime
          rate plus 1  percent,  payable  in 48 monthly
          installments of $779, including interest, due
          July   2007,   collateralized   by   specific
          equipment                                            30,081   224,858



          Note  receivable  from  a  limited  liability
          company,  bearing  interest at 5.25  percent,
          payable in 108 monthly  installments  ranging
          from $800 to $7,772,  including interest, due
          August 2012                                         320,000        --

          Note  receivable  from  a  limited  liability
          company, non interest-bearing,  discounted at
          5 percent,  payable in a $300,000 installment
          due February 2003, with the remaining balance
          payable in 36 monthly installments                       --   432,194
                                                          ----------- ----------
                  Total                                       822,581    657,052
                  Less allowance for doubtful accounts        320,000    505,194
                                                          ----------- ----------
                  Net notes receivable                        502,581    151,858
                  Less current portion                        108,040    126,896
                                                          ----------- ----------
                  Long-term portion                       $   394,541 $   24,962
                                                          =========== ==========

FAAC INCORPORATED
--------------------------------------------------------------------------------
                                                   NOTES TO FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 8 - NOTES RECEIVABLE (CONTINUED)

          During the year ended December 31, 2002, approximately $505,000 of the balance due under the original notes receivable from the limited liability company was determined to be uncollectible and was reserved.

          In July 2003, the Company agreed to modify the terms of the two notes from the limited liability company. Under the modified terms, the Company has agreed to accept back equipment that had been sold under a note receivable as partial settlement for one note for approximately $121,000, and has reduced the amount of the second note to $320,000 and extended the maturity of this note to August 2012. In addition, the limited liability company has agreed to pay the Company royalties ranging from 0 percent to 4 percent of the limited liability company's revenue through August 2012. Once total payments to the Company under the note receivable and royalty agreement equal $620,000, both the note and royalty agreement will be cancelled. In conjunction with these modifications, the stockholders of the Company agreed to rescind their ownership interest in this limited liability company. Given the uncertainty of collection under the modified agreement, the Company has maintained a bad debt reserve as of December 31, 2003. No interest income was recorded on the notes from the limited liability company during 2003 and 2002.

          During the year ended December 31, 2003, there were no payments received under the royalty agreement with the limited liability company.

NOTE 9 - INVESTMENTS IN SUBSIDIARIES

          During 2003, the Company sold equipment to the Center for Transportation Safety, Inc. (CTS) in exchange for a note receivable (see Note 8) and a 49 percent equity interest in CTS. As of the time of the transaction, the 49 percent equity interest was deemed to have no value; accordingly, no proceeds from the sale were allocated to the investment. As the Company is not obligated to advance any additional funds to CTS, the Company has suspended the equity method of accounting for this investment and additional losses incurred by CTS have not been recorded by the Company. As of December 31, 2003, there is no investment recorded for the Company's ownership in this company.

FAAC INCORPORATED
--------------------------------------------------------------------------------
                                                   NOTES TO FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 10 - CASH FLOWS

          During 2002, the Company sold equipment for $233,000, which was settled by the issuance of a note receivable.

NOTE 11 - RESTRICTED CASH EQUIVALENT

          The restricted cash equivalent at December 31, 2002 represents a certificate of deposit that had been pledged as collateral against a $151,143 standby letter of credit with a bank. This standby letter of credit and the related restriction expired in 2003 and the Company received the proceeds from this certificate of deposit. There were no standby letters of credit or restricted cash equivalents as of December 31, 2003.

NOTE 12 - RELATED PARTY TRANSACTIONS

          During the years ended December 31, 2003 and 2002, the Company recorded sales to companies related through common ownership totaling approximately $510,000 and $152,000, respectively. In addition, as of December 31, 2003 and 2002, the Company had notes receivable due from companies related through common ownership (see Note 8).

NOTE 13 - SUBSEQUENT EVENT

          Subsequent to December 31, 2003, 100 percent of the outstanding stock of the Company was acquired by an unrelated party. In conjunction with this transaction, the Company entered into employment contracts with various officers of the Company providing for a minimum annual salary and benefits.

                                                           ITEM 7(b)(i) AND (ii)

                               AROTECH CORPORATION

                              AND FAAC INCORPORATED

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

       The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the January 12, 2004 acquisition by Arotech Corporation of substantially all the assets of FAAC Incorporated under the purchase method of accounting after giving effect to the pro forma adjustments described in the accompanying notes.

       The following unaudited pro forma condensed combined balance sheet as of December 31, 2003 gives effect to the acquisition of substantially all the assets of FAAC Incorporated as if it had occurred on such date, and reflects the allocation of the purchase price to the FAAC Incorporated assets acquired based on their estimated fair values at the date of acquisition. The excess of the consideration paid by Arotech in the acquisition over the fair value of FAAC Incorporated identifiable assets and liabilities has been recorded as goodwill.

       The following unaudited pro forma condensed combined statements of operations combine the historical statements of operations of Arotech and FAAC Incorporated. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2003, give effect to the acquisition as if it had occurred on January 1, 2003 and combine the historical unaudited statements of operations of Arotech and FAAC Incorporated for such period. Integration costs are not included in the accompanying unaudited pro forma condensed combined financial statements.

       Unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the acquisition occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations. These unaudited pro forma condensed combined financial statements are based upon the respective historical financial statements of Arotech and FAAC Incorporated and do not incorporate, nor do they assume, any benefits from cost savings or synergies of the combined company. The pro forma adjustments are based on available financial information and certain estimates and assumptions that Arotech believes are reasonable and that are set forth in the notes to the unaudited pro forma condensed combined financial statements.

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION
                    AROTECH CORPORATION AND FAAC INCORPORATED

          PRO FORMA CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2003

                                                                                            PRO FORMA                 PRO FORMA
                                                                   AROTECH        FAAC      ADJUSTMENT   REFERENCES   COMBINED
                                                                ------------- ------------ ------------- ----------  ----------
CURRENT ASSETS:
Cash and cash equivalent                                         $13,685,125       $2,250  $(12,000,000)      a     $1,687,375
Certificates of deposit due within one year                          706,180           --            --                706,180
Trade receivables                                                  4,706,423    2,156,615            --              6,863,038
Costs and estimated earnings in excess of billing                         --    1,300,388            --              1,300,388
Other receivables                                                  1,187,371      546,645            --              1,734,016
Inventory                                                          1,914,748      347,479            --              2,262,227
Assets of discontinued operations                                     66,068           --            --                 66,068
                                                                ------------- ------------ -------------           ------------

Total current assets                                              22,265,915    4,353,377   (12,000,000)            14,619,292
                                                                ------------- ------------ -------------           ------------

SEVERANCE PAY FUND                                                 1,023,342           --            --              1,023,342
                                                                ------------- ------------ -------------           ------------

PROPERTY AND EQUIPMENT, NET                                        2,292,741      263,669            --              2,556,410
                                                                ------------- ------------ -------------           ------------

NOTES RECEIVABLES                                                         --      394,541            --                394,541
                                                                ------------- ------------ -------------           ------------

NET INVESTMENT IN SALES TYPE LEASE                                        --      401,666            --                401,666
                                                                ------------- ------------ -------------           ------------

DEPOSITS                                                                  --      271,330            --                271,330
                                                                ------------- ------------ -------------           ------------

OTHER ASSETS:

Intangible assets, net                                             2,375,195           --     6,745,000       c      9,120,195
Goodwill                                                           5,064,555           --     4,344,558       d      9,409,113
                                                                ------------- ------------ -------------           ------------

Total assets                                                      33,021,748    5,684,583      (910,442)            37,795,889
                                                                ============= ============ =============           ============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:

Current portion of promissory note                                   150,000           --            --                150,000
Short term loans                                                      40,849      383,000            --                423,849
Billing in excess of costs and estimated earnings                         --      612,202      (196,702)      e        415,500
Deferred warranty reserve                                                 --      403,692                              403,692
Accounts payable and accrued expenses                              6,325,882    1,371,949       200,000       b      7,897,831
Liabilities of discontinued operation                                380,108           --            --                380,108
                                                                ------------- ------------ -------------           ------------

Total current liabilities                                          6,896,839    2,770,843         3,298              9,670,980
                                                                ------------- ------------ -------------           ------------
LONG-TERM LIABILITIES:

Long-term capital lease obligation, net of current portion
Accrued severance pay                                              2,997,548           --            --              2,997,548
Convertible debenture                                                881,944           --            --                881,944
Promissory note                                                      150,000                                           150,000
                                                                ------------- ------------ -------------           ------------
Total long-term liabilities                                        4,029,492           --            --              4,029,492
                                                                ------------- ------------ -------------           ------------

MINORITY RIGHTS                                                       51,290           --            --                 51,290
                                                                ------------- ------------ -------------           ------------
SHAREHOLDERS' EQUITY:

Common stock                                                         479,726            7        10,688     f, g       490,421
Additional paid-in capital                                       135,891,316       85,403     1,903,902     f, h   137,880,621
Deferred compensation                                                 (8,464)          --            --                 (8,464)
Accumulated deficit                                             (109,681,893)   2,828,330    (2,828,330)      i   (109,681,893)
Treasury stock                                                    (3,537,106)          --            --             (3,537,106)
Notes receivable from stockholders                                (1,203,881)          --            --             (1,203,881)
Accumulated other comprehensive loss                                 104,429           --            --                104,429
                                                                ------------- ------------ -------------           ------------

Total shareholders' equity                                        22,044,127    2,913,740      (913,740)            24,044,127
                                                                ------------- ------------ -------------           ------------

Total liabilities and shareholders' equity                       $33,021,748   $5,684,583  $   (910,442)           $37,795,889
                                                                ============= ============ =============           ============

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION
                    AROTECH CORPORATION AND FAAC INCORPORATED

                     UNAUDITED PRO FORMA CONDENSED COMBINED
          STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003

                                                                                     PRO FORMA                       PRO FORMA
                                                    AROTECH            FAAC         ADJUSTMENTS      REFERENCE       COMBINED
                                                 ---------------  --------------- ---------------- -------------- ---------------
STATEMENT OF OPERATIONS DATA:

Revenue                                              17,326,641        9,885,627               --                     27,212,268
Cost of revenue                                      11,087,840        6,347,425               --                     17,435,265
                                                 ---------------  --------------- ----------------                ---------------
Gross profit (loss)                                   6,238,801        3,538,202               --                      9,777,003

OPERATING EXPENSES:

Research and development, net                         1,053,408          453,542               --                      1,506,950
Sales and marketing                                   3,532,636        1,175,393               --                      4,708,029
General and administrative                            6,196,779          245,659               --                      6,442,438
Amortization of purchased intangible assets             864,910               --          903,550        k             1,768,460
                                                 ---------------  --------------- ----------------                ---------------
                                                     11,647,733        1,874,594          903,550                     14,425,877

Income (loss) from operations                       (5,408,932)        1,663,608        (903,550)                    (4,648,874)
Other income (expenses),net                                  --         (51,235)                                        (51,235)
Financial income (expenses), net                    (3,470,459)               --          180,000        j           (3,290,459)
                                                 ---------------  --------------- ----------------                ---------------
Income (loss) before taxes                          (8,879,391)        1,612,373        (723,550)                    (7,990,568)

Tax expense                                           (396,193)                                                        (396,193)
                                                 ---------------  --------------- ----------------                ---------------
Income (loss) before minority interest in
    loss of a subsidiary                             (9,275,584)       1,612,373        (723,550)                     (8,386,761)
Minority interest on loss                               156,900               --                                         156,900
                                                 ---------------  --------------- ----------------                ---------------
Net Loss                                            (9,118,684)        1,612,373        (723,550)                    (8,229,861)

Basic and diluted net loss per share                    ($0.23)                                                          ($0.21)
                                                 ===============                                                  ===============
Weighted average number of shares of
    Common Stock used in computation of
    basic net loss per share                         38,890,174                                                       39,959,693
                                                 ===============                                                  ===============

                    AROTECH CORPORATION AND FAAC INCORPORATED
                          NOTES TO UNAUDITED PRO FORMA

                     CONDENSED COMBINED FINANCIAL STATEMENTS
                                  U.S. DOLLARS

NOTE 1: -

         The unaudited pro forma condensed combined financial statements reflect the purchase of substantially all of the assets and liabilities of FAAC Incorporated. The total purchase price consisted of $12,000,000 in cash, and $2,000,000 in shares, which represented the market value of 1,069,519 shares of Arotech's common stock at the date of the closing date. The purchase price also included $200,000 of transaction costs. The transaction has been accounted for using the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based upon their fair values at the date the acquisition was completed.

The purchase consideration was estimated as follows:

Common Stock (1)                                           $2,000,000
Cash consideration                                         12,000,000
Estimated transaction expenses                                200,000
                                                       ---------------
Total consideration (2)                                   $14,200,000
                                                       ===============

     (1) The value of the 1,069,519 shares of Arotech's common stock issued upon the consummation of the acquisition.

     (2) Based upon a preliminary estimate of the fair value of the tangible and intangible assets acquired, Arotech has allocated the total cost of the acquisition to FAAC 's assets as follows. (This allocation is for pro forma purposes only. Final fair values will be based on a valuation of the net assets purchased as of December 31, 2003. The unaudited pro forma consolidated financial information reflects Arotech's best estimates; however, the allocation of the purchase price may differ from the pro forma amounts):

                                                         DECEMBER 31,
                                                             2003
                                                    --------------------

Tangible assets acquired                                     $5,684,583

Intangible assets
         Technology                                           4,610,000
         Existing contracts                                     636,000
         Website                                                 14,000
         Customer list                                        1,125,000
         Trademarks                                             360,000
         Goodwill                                             4,344,558
Liabilities assumed                                          (2,574,141)
                                                    --------------------
Total consideration                                         $14,200,000
                                                    ====================

In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill arising from acquisitions will not be amortized. In lieu of amortization, Arotech is required to perform an annual and interim impairment review. If Arotech determines, through the impairment review process, that goodwill has been impaired, it will record the impairment charge in its statement of operations. Arotech will also assess the impairment of goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

                    AROTECH CORPORATION AND FAAC INCORPORATED

                          NOTES TO UNAUDITED PRO FORMA
                     CONDENSED COMBINED FINANCIAL STATEMENTS
                                  U.S. DOLLARS

NOTE 2: -

         The unaudited pro forma condensed combined balance sheet includes the adjustments necessary to give effect to the acquisition as if it had occurred on December 31, 2003 and to reflect the allocation of the acquisition cost to the fair value of tangible and intangible assets acquired as noted above, including the elimination of FAAC's shareholders' equity.

Adjustments included in the pro forma condensed combined balance sheet are summarized as follows:

     a) Cash consideration paid for FAAC Incorporated at the amount of $12 million.

     b)   Accrued transaction costs at the amount of $200,000.

     c) Valuation of FAAC's intangible assets allocated to technology, customer list, existing contracts, trademarks and website $6,745,000.

     d) Valuation of FAAC' intangible assets allocated to goodwill of $4,344,558.

     e) Fair value adjustment to FAAC billing in excess of costs and estimated earnings on uncompleted contracts in the amount of $196,702.

     f) Issuance of 1,069,519 shares of Common Stock with fair market value of $2,000,000, $10,695 out of which is allocated to Common Stock and the remaining amount of $1,989,305 to Additional paid-in-capital.

     g)   Elimination of the FAAC Common Stock at the amount of $7.

     h) Elimination of the FAAC Additional paid-in-capital at the amount of $85,403.

     i)   Elimination of the FAAC Retained Earnings at the amount of $2,828,330.

     j) Interest expenses related to the $12 million acquisition cost amounted of $180,000 for the twelve-month period ended December 31, 2003.

     k) Amortization of intangible assets of $903,550 for the twelve-month period ended December 31, 2003.

Pro forma weighted average number of shares used in computing basic and diluted net loss per share excludes employee stock options outstanding in each period because they are anti-dilutive.

                    AROTECH CORPORATION AND FAAC INCORPORATED

                          NOTES TO UNAUDITED PRO FORMA
                     CONDENSED COMBINED FINANCIAL STATEMENTS
                                  U.S. DOLLARS

NOTE 3

         Amortization of acquired intangible assets is calculated using the following estimated useful lives:

                                                                 YEARS

                                                         ----------------------

Technology                                                         8
Existing contracts                                                 3
Customer list                                                     10
Trademarks and trade names                                    Indefinite
Website                                                            5
Goodwill                                                     Not amortized





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